Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES INCREASE IN SALES AND EARNINGS FOR ITS SECOND QUARTER 2015

Ocala, FL… June 11, 2015—Today Nobility Homes, Inc. (OTCQX: NOBH) announced sales and earnings results for its second quarter ended May 2, 2015. Sales for second quarter 2015 were up 23% to $6,706,118 as compared to $5,431,026 recorded in second quarter 2014. Income from operations was $665,719 versus $305,628 last year. Net income after taxes was $685,553 as compared to $284,900 last year. The net income after taxes for second quarter 2015 included a $51,657 non-cash loss from our investment in one retirement community limited partnership. Diluted earnings per share were $.17 per share compared to $.07 per share last year.

For the first six months of fiscal 2015, sales were up 28% to $12,282,918 as compared to $9,622,455 for the first six months of 2014. Income from operations was $1,085,539 versus $389,814 last year. Net income after taxes was $1,160,341 compared to $388,302 last year. The net income after taxes for the first six months of 2015 included a $57,350 non-cash loss from our investment in one retirement community limited partnership. Diluted earnings per share were $0.30 per share compared to $.10 per share last year.

Nobility’s financial position for the first six months of 2015 remains very strong with cash and cash equivalents and short term investments of $14,843,963 and no outstanding debt. Working capital is $23,399,712 and our ratio of current assets to current liabilities is 7.7:1. Stockholders’ equity is $37,572,700 and the book value per share of common stock increased to $9.27.

Terry Trexler, President, stated, “The demand for affordable manufactured housing in Florida and the U.S. is improving; however, our sales and earnings continue to be affected by the challenging housing environment, the uncertainty of the U.S. and world economy, employment levels, consumer confidence and, in particular, the lack of available retail and wholesale financing. Constrained consumer credit and the lack of lenders in the industry, partly as a result of an increase in government regulations, have limited many affordable manufactured housing buyers from purchasing homes.

Our 48 years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country.

We understand that during this uncertain economic environment, maintaining our strong financial position is vital for future growth and success. Because of the recent years of very challenging business conditions in our market area, management will continue to evaluate all expenses and react in a manner consistent with maintaining our strong financial position.”

The Company has specialized for 48 years in the design and production of quality, affordable manufactured homes at its plant located in central Florida. With multiple retail sales centers, an insurance subsidiary, and investments in retirement manufactured home communities, the Company is the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 221 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Consolidated Balance Sheets

	May 2, 2015	November 1, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,376,563	$14,116,412
Short-term investments	467,400	496,444
Accounts receivable - trade	2,480,662	2,141,468
Mortgage notes receivable, current	8,600	7,126
Income tax receivable	463	5,964
Inventories	6,075,256	5,516,540
Pre-owned homes, current	1,985,149	2,839,203
Prepaid expenses and other current assets	943,977	286,990
Deferred income taxes	560,445	508,633

Total current assets	26,898,515	25,918,780

Property, plant and equipment, net	3,931,056	3,957,071
Pre-owned homes	2,879,577	1,711,000
Mortgage notes receivable, long term	179,248	180,800
Other investments	2,763,128	2,751,663
Deferred income taxes	1,435,555	1,487,367
Other assets	2,984,424	2,921,424

Total assets	$41,071,503	$38,928,105

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,099,119	$502,259
Accrued compensation	277,842	320,502
Accrued expenses and other current liabilities	790,651	526,296
Customer deposits	1,331,191	1,029,088

Total current liabilities	3,498,803	2,378,145

Commitments and contingent liabilities

Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	10,648,579	10,643,866
Retained earnings	35,738,023	34,577,682
Accumulated other comprehensive income	252,546	281,590
Less treasury stock at cost, 1,310,538 shares in 2015 and 1,301,038 shares in 2014	(9,602,939)	(9,489,669)

Total stockholders’ equity	37,572,700	36,549,960

Total liabilities and stockholders’ equity	$41,071,503	$38,928,105

NOBILITY HOMES, INC.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Six Months Ended
	May 2, 2015	May 3, 2014	May 2, 2015	May 3, 2014

Net sales	$6,706,118	$5,431,026	$12,282,918	$9,622,455

Cost of goods sold	(5,167,950)	(4,326,728)	(9,571,981)	(7,772,627)

Gross profit	1,538,168	1,104,298	2,710,937	1,849,828

Selling, general and administrative expenses	(872,449)	(798,670)	(1,625,398)	(1,460,014)

Operating income	665,719	305,628	1,085,539	389,814

Other income (loss):
Interest income	16,852	18,182	29,972	28,014
Undistributed earnings in joint venture - Majestic 21	35,237	39,477	68,815	71,808
Losses from investments in retirement community limited partnerships	(51,657)	(95,286)	(57,350)	(134,687)
Miscellaneous	23,696	16,899	38,866	33,353

Total other income (loss)	24,128	(20,728)	80,303	(1,512)

Income before provision for income taxes	689,847	284,900	1,165,842	388,302

Income tax expense	(4,294)	—	(5,501)	—

Net income	685,553	284,900	1,160,341	388,302

Other comprehensive income (loss)
Unrealized investment gain (loss)	41,941	(13,120)	(29,044)	4,823

Comprehensive income	$727,494	$271,780	$1,131,297	$393,125

Weighed average number of shares outstanding:
Basic	4,061,853	4,058,115	4,062,883	4,058,054
Diluted	4,062,423	4,060,907	4,063,314	4,059,982

Net income per share:
Basic	$0.17	$0.07	$0.30	$0.10
Diluted	$0.17	$0.07	$0.30	$0.10